Exhibit (j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Financial Highlights" for the Scudder Money Market Fund, Scudder Government & Agency Money Fund (formerly, Scudder Government Money Fund), and Scudder Tax-Exempt Money Fund (comprising Scudder Money Funds) in the Scudder Money Funds Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Scudder Money Funds Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment Number 55 to the Registration Statement (Form N-1A, No. 2-51992) of our report dated September 22, 2004, on the financial statements and financial highlights of Scudder Money Market Fund, Scudder Government & Agency Money Fund (formerly, Scudder Government Money Fund), and Scudder Tax-Exempt Money Fund, included in the Fund Annual Report dated July 31, 2004.



/s/Ernst & Young LLP

Boston, Massachusetts
November 24, 2004